Exhibit 23.4

Consent of Cronkite & Kissell LLC

Ambulnz, Inc. and Subsidiaries

New York, New York

We hereby consent to the references to our name and valuations in the proxy statement/consent solicitation statement/prospectus constituting a part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Cronkite & Kissell LLC

Los Angeles, CA

September 30, 2021